Exhibit 99.1

For Immediate Release
August 7, 2020
NW Natural Holdings Reports Second Quarter and Year-to-Date 2020 Results

PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:

•
Reported a net loss of $0.17 per share from continuing operations for the second quarter of 2020, compared to net income of $0.07 per share for the same period in 2019 reflecting the financial effects of the coronavirus pandemic (COVID-19) and the reversal of an environmental reserve in 2019

•
Earned net income of $1.41 per share from continuing operations for the first six months of 2020, compared to earnings of $1.56 per share and adjusted earnings[1] of $1.79 per share for the same period in 2019

•	Continued to provide customers with essential natural gas and water utility services and assist our most vulnerable community members during COVID-19

•	Provided a record $17.1 million credit to Oregon customers related to a revenue sharing mechanism

•	Added more than 13,000 natural gas meters over the last 12 months equating to a 1.7% growth rate

•	Completed rulemaking for Senate Bill 98 enabling our gas utility to procure renewable natural gas for customers

•	Filed a comprehensive all-party stipulation in Oregon general rate case

•	Reaffirmed 2020 GAAP earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range given potential effects from COVID-19

"We remain vigilant during this pandemic regarding the safety of our 1,200 employees and the 2.5 million people, businesses, and communities we serve. I want to extend my gratitude to our health care professionals and our employees for their dedication as they provide essential services during these unprecedented times,” said David H. Anderson, president and CEO of NW Natural Holdings.

For the second quarter of 2020, net income from continuing operations decreased $7.2 million to a net loss of $5.1 million (or $0.17 per share), compared to net income from continuing operations of $2.1 million (or $0.07 per share) for the same period in 2019. Results reflected a prior period reversal of an environmental remediation expense reserve which benefited earnings in 2019, higher operations and maintenance expenses, and the financial effects resulting from COVID-19 including a reduction in late fee revenue, higher bad debt and interest expense, and lower industrial and large commercial business usage.

Year-to-date net income from continuing operations decreased $2.3 million to $43.1 million (or $1.41 per share), compared to $45.5 million (or $1.56 per share) for the same period in 2019. Results for 2019, included a regulatory pension disallowance of $10.5 million (or $6.6 million after-tax and $0.23 per share). Excluding this disallowance on a non-GAAP basis1, adjusted net income from continuing operations for 2019 was $52.1 million (or $1.79 per share) or a $8.9 million decline to net income of $43.1 million for the first six months of 2020. Results reflected an increase in operations and maintenance expense and the financial effects resulting from COVID-19 including a reduction in late fee revenue, higher bad debt and interest expense, and lower industrial and large commercial business usage.
__________
1     Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax (or $6.6 million and
$0.23 cents per share after-tax). See "Reconciliation to GAAP" for additional information.

KEY EVENTS AND INITIATIVES

Coronavirus (COVID-19) Implications
NW Natural Holdings continues to operate during the COVID-19 pandemic with a focus on the safety of our employees and customers, while providing essential services without interruption. We continue to follow information and standards from CDC, OSHA, and state-specific guidance for employees whose role requires them to work in the field. Nearly all of our office employees continue to work from home to limit the spread of the disease.

The onset of the pandemic coincided with the end of our heating season, and as expected we've seen gas utility volumes decline naturally in the second quarter as we enter the summer months. We continue to benefit from our resilient business model with about 87% of our natural gas utility margin coming from the residential and commercial sectors and a majority of our utility margin decoupled and weather normalized. Customer growth remained strong during the second quarter. In March 2020, we stopped charging late fees and disconnecting customers for nonpayment. Bad debt expense is higher than the prior period as we estimate the effects of COVID-19 on accounts receivable. Interest expense increased as a result of additional financings in March 2020 that were undertaken as a precaution to strengthen our liquidity position as the pandemic unfolded. For the first six months of 2020, we estimate the financial impacts related to COVID-19 to be approximately $5 million pre-tax or $4 million after-tax.

Renewable Natural Gas (RNG) Rulemaking Complete
In July 2020, the Public Utility Commission of Oregon (OPUC) issued final rules related to Senate Bill 98 (SB 98) enabling natural gas utilities to procure or develop renewable natural gas (RNG) on behalf of their Oregon customers. Renewable natural gas is produced from organic materials like food, agricultural and forestry waste, wastewater, and landfills. Methane is captured from these organic materials as they decompose and conditioned to pipeline quality, so it can be blended into the existing natural gas system thereby reducing the carbon content of the energy supply. SB 98 supports all forms of renewable natural gas including renewable hydrogen.

The RNG rules and legislation include the following key tenets: establishes targets for gas utilities to add as much as 30% of RNG into the state's pipeline system by 2050; enables gas utilities to invest in and own the cleaning and conditioning equipment required to bring raw biogas and landfill gas up to pipeline quality, as well as the facilities to connect to the local gas distribution system; and provides for an incremental 5% of a utility's revenue requirement to cover the cost of RNG.

“We're pleased to collaborate with regulators and policymakers on this groundbreaking program and are proud that Oregon is once again leading the nation to address climate change with pragmatic solutions that support renewable energy, close the loop on waste, and invest in our communities,” said David H. Anderson.

All-Party Stipulation Filed in Oregon Rate Case
On July 31, 2020, NW Natural and all parties in the Oregon general rate case filed a comprehensive stipulation with the OPUC. The filing includes a $45.8 million increase in revenue requirement, compared to a requested $71.4 million. The stipulation is based on the previously settled capital components including a capital structure of 50% debt and 50% equity; a return on equity of 9.4%; and a cost of capital of 6.965%. In addition, the stipulation reflects average rate base of $1.45 billion or an increase of $248.9 million compared to the last rate case. NW Natural’s filing is subject to OPUC approval and if approved, new rates are expected to take effect Nov. 1, 2020.

Water Utilities and Acquisitions
To date in 2020, NW Natural Water Company, LLC (NW Natural Water) has closed the following acquisitions: the Suncadia water and wastewater utilities in Washington, the T&W water utility in Texas, a water utility with two systems in Northern Idaho near our existing Gem State footprint, and our first water utility acquisition in the municipal sector with water and wastewater utilities near our Falls Water, Idaho systems. In July 2020, NW Natural Water signed a purchase and sale agreement to acquire another utility near Idaho Falls, which is expected to close in 2020.

NW Natural Water currently serves about 62,000 people through about 25,000 connections in the Pacific Northwest and Texas. NW Natural Water has invested approximately $110 million in the water sector to date.

SECOND QUARTER RESULTS
The following financial comparisons are for the second quarter of 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Natural Gas Distribution segment	$(6,347)	$(0.21)	$1,212	$0.04	$(7,559)	$(0.25)
Other	1,215	0.04	839	0.03	376	0.01
Consolidated	$(5,132)	$(0.17)	$2,051	$0.07	$(7,183)	$(0.24)

Diluted Shares		30,537		29,394		1,143

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $7.6 million (or $0.25 per share) reflecting a prior period reversal of an environmental remediation expense reserve which benefited earnings in 2019, higher operations and maintenance expenses related to payroll and contractor costs, and the financial effects of COVID-19 including a reduction in late fee revenue, higher bad debt and interest expense, and lower industrial and large commercial usage, which are not covered by a decoupling mechanism.

Margin decreased $1.0 million reflecting higher environmental remediation expenses due to a reversal of a reserve in 2019, partially offset by contributions from new rates in Washington, customer growth of 1.7% over the last 12 months, and North Mist beginning storage services in May 2019. In addition, margin declined as a result of lower revenues from late fees as we suspended late fees during the COVID-19 pandemic and lower usage from industrial and large commercial customers.

Operations and maintenance expense increased $2.8 million as a result of higher compensation costs, contractor service expenses associated with safety activities including meter locates and pipeline integrity as well as moving to a new headquarter and operations center, and higher costs related to COVID-19 primarily related to bad debt expenses and personal protective equipment (PPE) supplies.

Depreciation expense and general taxes increased $2.3 million related to higher property, plant, and equipment, including our North Mist gas storage facility.

Interest expense increased $1.1 million related to several financings undertaken in March 2020 as a precautionary measure to strengthen our liquidity position as the pandemic unfolded.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first six months of 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Financial Implications of March 2019 Regulatory Order
In March 2019, NW Natural received a regulatory order from the OPUC that outlined the recovery of a pension balancing deferral, a disallowance of a portion of this deferral, and the application of tax reform benefits.

NW Natural recognized a $10.5 million pre-tax (or $6.6 million after-tax) regulatory disallowance for amounts in the pension balancing account. This resulted in $3.9 million pre-tax ($2.8 million after-tax) of additional operations and maintenance expense, $6.6 million of pre-tax ($4.9 million after-tax) other expense, and an offsetting tax benefit of $3.9 million. In addition, as a result of beginning collections of the pension balancing account, $3.8 million of regulatory interest income ($2.8 million after-tax) was recognized related to the equity interest component of financing costs on the pension balancing account.

The order required the application of tax reform benefits to the pension balancing deferral account in March 2019, which resulted in the following offsetting adjustments with no material effect on net income:

•	$7.1 million pre-tax ($5.2 million after-tax) increase in margin;

•	$4.6 million pre-tax ($3.4 million after-tax) increase in operations and maintenance expense;

•	$7.9 million pre-tax ($5.8 million after-tax) increase in other expense; and

•	$5.9 million decrease in income tax expense.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$41,596	$1.36	$42,418	$1.45	$(822)	$(0.09)
Regulatory pension disallowance, net	—	—	6,588	0.23	(6,588)	(0.23)
Adjusted Natural Gas Distribution segment[1]	$41,596	$1.36	$49,006	$1.68	$(7,410)	$(0.32)

Other	$1,548	$0.05	$3,051	$0.11	$(1,503)	$(0.06)

Consolidated	$43,144	$1.41	$45,469	$1.56	$(2,325)	$(0.15)
Adjusted Consolidated[1]	43,144	1.41	52,057	1.79	(8,913)	(0.38)

Diluted Shares		30,559		29,186		1,373

1
The 2019 adjusted natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $10.5 million pre-tax (or $6.6 million after-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $0.8 million (or $0.09 per share). First quarter 2019 results include a $6.6 million non-cash after-tax regulatory disallowance of costs in NW Natural's pension balancing account. Excluding the effects of this disallowance, net income decreased $7.4 million (or $0.32 per share) reflecting higher operations and maintenance expense, depreciation expense, and the financial effects of COVID-19 including lower revenues from late fees, higher bad debt and interest expense, and slightly lower industrial customer usage. Earnings per share was affected by share issuances in June 2019.

Margin increased $0.1 million as higher rates in Washington, customer growth of 1.7% over the last 12 months, and beginning North Mist storage services collectively contributed $10.1 million to margin, offset by $4.9 million related to lower entitlement and curtailment fees as the first quarter of 2019 included fees related to pipeline constraints and the effect of warmer than average weather in the first six months of 2020 compared to the same period in 2019. Finally, as a result of the Oregon order related to pension as described above, margin decreased $5.2 million with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense increased $0.5 million as a result of 2019 incorporating several nonrecurring items related to the Oregon pension order described above, specifically a $2.8 million expense related to the disallowance of costs in the pension balancing account and $3.4 million of costs that were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes. Excluding these pension expenses, operations and maintenance expense increased $5.8 million related to higher compensation costs, contractor service expenses associated with safety activities including meter locates and pipeline integrity as well as moving to a new headquarter and operations center, and costs resulting from COVID primarily related to bad debt and PPE supplies.

Depreciation expense and general taxes increased $4.9 million related to higher property, plant, and equipment, including our North Mist gas storage facility.

Other expense, net decreased $7.4 million primarily due to several items related to the pension order in 2019 as described above including a $4.9 million expense related to the disallowance of costs in the pension balancing account, $5.8 million of costs that were offset with higher revenues and tax benefits in 2019, and $2.8 million of equity interest income recognized in 2019 when we began collecting deferred pension costs from customers.

Tax expense reflected a $5.9 million detriment related to implementing the March 2019 order described above; however,

as this offset higher expense, there was no significant resulting effect on net income.

Other
Other net income decreased $1.5 million (or $0.06 per share) primarily reflecting lower asset management revenues as the prior year had additional optimization opportunities due to pipeline constraints during the first quarter of 2019.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2020, the Company generated $159.5 million in operating cash flows and invested $122.3 million in utility capital expenditures and $37.9 million to acquire water and wastewater utilities. Net cash provided by financing activities was $128.3 million for the first six months of 2020 or an increase of $81.7 million compared to the same period in 2019 primarily due to several financings undertaken in March 2020 that strengthened our liquidity position as a precaution as the COVID-19 pandemic unfolded. At June 30, 2020, NW Natural Holdings held cash of $137.1 million.

2020 GUIDANCE
NW Natural Holdings reaffirmed 2020 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share and guided toward the lower end of the range due to potential implications from COVID-19. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. The expected sale of Gill Ranch and the related gain, and any operating loss associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

DIVIDEND DECLARED
NW Natural Holdings' Board of Directors previously declared a quarterly dividend of 47.75 cents per share on NW Natural Holdings' common stock. The dividend is payable on August 14, 2020 to shareholders of record on July 31, 2020, reflecting an annual indicated dividend rate of $1.91 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter and year-to-date 2020 financial and operating results.

Date and Time:	Friday, August 7 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10145818.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through nearly 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 62,000 people through about 25,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, dispositions and timing, completion and outcomes thereof, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, the water utility strategy and financial effects of the related pending water acquisitions, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals including OPUC approval of the Oregon general rate case comprehensive stipulation, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 expenses and cost recovery including through regulatory deferrals, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and

EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2020
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Operating revenues	$134,971	$123,443	9%	$420,122	$408,791	3%	$757,703	$726,732	4%

Operating expenses:
Cost of gas	41,210	35,107	17	149,748	140,564	7	264,095	245,924	7
Operations and maintenance	43,983	39,486	11	92,904	90,968	2	180,127	170,115	6
Environmental remediation	1,622	(2,656)	(161)	5,627	6,291	(11)	11,673	10,912	7
General taxes	8,373	7,879	6	18,268	16,906	8	33,750	31,875	6
Revenue taxes	4,454	4,496	(1)	16,197	16,422	(1)	30,100	29,295	3
Depreciation and amortization	25,836	22,387	15	50,511	43,959	15	98,048	87,093	13
Other operating expenses	551	646	(15)	1,479	1,538	(4)	3,191	3,233	(1)
Total operating expenses	126,029	107,345	17	334,734	316,648	6	620,984	578,447	7
Income from operations	8,942	16,098	(44)	85,388	92,143	(7)	136,719	148,285	(8)
Other income (expense), net	(3,040)	(2,768)	10	(6,615)	(16,515)	NM	(12,936)	(19,289)	(33)
Interest expense, net	12,706	10,654	19	23,174	20,859	11	45,000	39,873	13
Income (loss) before income taxes	(6,804)	2,676	(354)	55,599	54,769	2	78,783	89,123	(12)
Income tax expense (benefit)	(1,672)	625	(368)	12,455	9,300	34	15,797	18,015	(12)
Net income (loss) from continuing operations	(5,132)	2,051	(350)	43,144	45,469	(5)	62,986	71,108	(11)
Income (loss) from discontinued operations, net of tax	280	(956)	(129)	(498)	(1,173)	(58)	(2,901)	(2,782)	4
Net income (loss)	$(4,852)	$1,095	(543)	$42,646	$44,296	(4)	$60,085	$68,326	(12)

Common shares outstanding:
Average diluted for period	30,537	29,394		30,559	29,186		30,517	29,040
End of period	30,546	30,422		30,546	30,422		30,546	30,422

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.17)	$0.07		$1.41	$1.56		$2.06	$2.45
Diluted income (loss) from discontinued operations, net of tax	0.01	(0.03)		(0.01)	(0.04)		(0.10)	(0.10)
Diluted earnings (loss)	(0.16)	0.04		1.40	1.52		1.96	2.35
Dividends paid per share	0.4775	0.4750		0.9550	0.9500		1.9075	1.8975
Book value, end of period	28.94	28.82		28.94	28.82		28.94	28.82
Market closing price, end of period	55.79	69.50		55.79	69.50		55.79	69.50

Capital structure, end of period:
Common stock equity	42.7%	48.5%		42.7%	48.5%		42.7%	48.5%
Long-term debt	44.3	44.6		44.3%	44.6%		44.3%	44.6%
Short-term debt (including current maturities of long-term debt)	13.0	6.9		13.0%	6.9%		13.0%	6.9%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	768,304	755,106	1.7%	768,304	755,106	1.7%	768,304	755,106	1.7%
Volumes in therms:
Residential and commercial sales	99,815	102,457		386,687	420,560		700,474	700,067
Industrial sales and transportation	107,398	111,590		241,443	241,225		481,025	465,575
Total volumes sold and delivered	207,213	214,047		628,130	661,785		1,181,499	1,165,642
Operating revenues:
Residential and commercial sales	$109,399	$103,178		$364,803	$354,296		$649,391	$623,968
Industrial sales and transportation	12,667	12,210		29,861	28,231		58,183	56,152
Other distribution revenues	5	404		968	12,248		1,755	18,703
Other regulated services	4,921	2,192		9,847	2,250		19,653	2,402
Total operating revenues	126,992	117,984		405,479	397,025		728,982	701,225
Less: Cost of gas	41,265	35,163		149,860	140,676		264,319	246,148
Less: Environmental remediation expense	1,622	(2,656)		5,627	6,291		11,673	10,912
Less: Revenue taxes	4,454	4,496		16,197	16,422		30,100	29,295
Margin, net	$79,651	$80,981		$233,795	$233,636		$422,890	$414,870
Degree days:
Average (25-year average)	308	308		1,650	1,637		2,723	2,705
Actual	189	160	18%	1,404	1,610	(13)%	2,503	2,474	1%

Percent colder (warmer) than average weather	(39)%	(48)%	(15)%	(2)%	(8)%	(9)%
NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$137,057	$60,885
Accounts receivable	35,196	42,670
Accrued unbilled revenue	15,393	14,840
Allowance for uncollectible accounts	(1,592)	(814)
Regulatory assets	30,021	46,688
Derivative instruments	5,996	2,186
Inventories	44,009	23,100
Gas reserves	13,646	17,206
Income taxes receivable	—	—
Other current assets	20,318	18,296
Discontinued operations current assets	16,392	14,001
Total current assets	316,436	239,058
Non-current assets:
Property, plant, and equipment	3,608,902	3,355,811
Less: Accumulated depreciation	1,062,299	1,016,185
Total property, plant, and equipment, net	2,546,603	2,339,626
Gas reserves	41,459	56,171
Regulatory assets	324,358	318,340
Derivative instruments	3,958	670
Other investments	62,130	62,815
Operating lease right of use asset	78,566	5,013
Assets under sales-type leases	146,208	148,886
Goodwill	70,183	49,393
Other non-current assets	51,446	18,159
Total non-current assets	3,324,911	2,999,073
Total assets	$3,641,347	$3,238,131
Liabilities and equity:
Current liabilities:
Short-term debt	$233,000	$20,080
Current maturities of long-term debt	35,209	104,396
Accounts payable	79,903	76,429
Taxes accrued	18,535	7,003
Interest accrued	7,234	7,826
Regulatory liabilities	41,126	32,484
Derivative instruments	3,067	4,650
Operating lease liabilities	931	4,271
Other current liabilities	54,323	36,612
Discontinued operations current liabilities	13,574	13,279
Total current liabilities	486,902	307,030
Long-term debt	918,887	806,001
Deferred credits and other non-current liabilities:
Deferred tax liabilities	297,995	292,791
Regulatory liabilities	632,400	605,036
Pension and other postretirement benefit liabilities	218,493	217,909
Derivative instruments	1,658	2,062
Operating lease liabilities	80,159	721
Other non-current liabilities	120,852	129,835
Total deferred credits and other non-current liabilities	1,351,557	1,248,354
Equity:
Common stock	562,766	555,052
Retained earnings	331,648	330,018
Accumulated other comprehensive loss	(10,413)	(8,324)
Total equity	884,001	876,746
Total liabilities and equity	$3,641,347	$3,238,131

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2020	2019
Operating activities:
Net income	$42,646	$44,296
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	50,511	43,959
Regulatory amortization of gas reserves	8,567	9,467
Deferred income taxes	(2,004)	5,917
Qualified defined benefit pension plan expense	8,892	6,988
Contributions to qualified defined benefit pension plans	(8,470)	(4,650)
Deferred environmental expenditures, net	(9,897)	(7,148)
Amortization of environmental remediation	5,627	6,291
Regulatory revenue recovery deferral from TCJA	—	639
Regulatory disallowance of pension costs	—	10,500
Other	(5,931)	6,282
Changes in assets and liabilities:
Receivables, net	73,954	69,036
Inventories	(52)	14,929
Income and other taxes	20,966	16,300
Accounts payable	(18,919)	(27,843)
Interest accrued	(217)	520
Deferred gas costs	115	(44,850)
Decoupling mechanism	4,281	8,635
Other, net	(9,976)	(4,797)
Discontinued operations	(547)	638
Cash provided by operating activities	159,546	155,109
Investing activities:
Capital expenditures	(122,282)	(91,147)
Acquisitions, net of cash acquired	(37,940)	(55,811)
Leasehold improvement expenditures	(7,519)	(3,797)
Proceeds from the sale of assets	7,905	250
Other	263	(1,842)
Discontinued operations	(846)	(1,050)
Cash used in investing activities	(160,419)	(153,397)
Financing activities:
Proceeds from stock options exercised	—	1,723
Proceeds from common stock issued	68	93,182
Long-term debt issued	150,000	175,000
Long-term debt retired	(75,000)	—
Proceeds from term loan due within one year	150,000	—
Change in short-term debt	(66,100)	(197,540)
Cash dividend payments on common stock	(27,679)	(25,916)
Other	(3,007)	91
Cash provided by (used in) financing activities	128,282	46,540
Increase in cash and cash equivalents	127,409	48,252
Cash and cash equivalents, beginning of period	9,648	12,633
Cash and cash equivalents, end of period	$137,057	$60,885

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$23,156	$19,725
Income taxes paid (refunded), net	544	(6,095)

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Year-to-Date Results
	Six Months Ended June 30,
	2020		2019
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$43,144	$1.41	$45,469	$1.56
Regulatory pension disallowance	—	—	10,500	0.36
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income from continuing operations	$43,144	$1.41	$52,057	$1.79

Diluted shares		30,559		29,186

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$41,596	$1.36	$42,418	$1.45
Regulatory pension disallowance	—	—	10,500	0.36
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income	$41,596	$1.36	$49,006	$1.68

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and state statutory rate of 26.5% and reducing the disallowance by a $1.1 million deferred taxes specifically associated with the pension balancing account.